From:    DRYCLEAN USA. Inc.
         290 NE 68 Street
         Miami, FL  33138
         Michael Steiner  (305) 754-4551
         Venerando Indelicato  (813) 814-0722


FOR IMMEDIATE RELEASE

DRYCLEAN USA, Inc. Announces Year End Results

Revenues And Earnings Increase Substantially In Fiscal 2005 Over Fiscal 2004

Company Increases Semi-Annual Dividend From $.035 to $.04 Per Share

Miami, FL - September 26, 2005 - DRYCLEAN USA, Inc. (AMEX:DCU) today reported results of operations for the Company's year ended June 30, 2005.

Revenues increased by 25.3% to $18,389,009 for fiscal 2005 from $14,672,265 in fiscal 2004. Net earnings increased 31.7% to $706,263 or $.10 per diluted share in fiscal 2005 from $536,217 or $.08 per diluted share in fiscal 2004.

The Company also announced that its Board of Directors declared a $.04 per share semi-annual dividend, payable on November 1, 2005 to shareholders of record on October 14, 2005.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA, Inc., stated:
"Fiscal 2005 was a very successful year with revenues and earnings increasing at double digit rates, mostly due to our expanded sales territory and increased sales staff." He also reported that cash flow continued to be strong enabling the Board of Directors to increase the semi-annual dividend to $.04 per share from the $.035 per share paid in May.

Mr. Indelicato cautioned that Hurricane Katrina may affect the first quarter of fiscal 2006 due to shipping delays from one of the Company's major laundry equipment and spare parts suppliers located near New Orleans. "While the first quarter of fiscal 2006 may be skewed," he said, "results for the entire year should not be materially affected."

DRYCLEAN USA, Inc., through its subsidiaries, is one of the nation's leading distributors of industrial laundry and dry cleaning equipment and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

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DRYCLEAN USA, Inc.


                           DRYCLEAN USA, Inc.   (AMEX:DCU)

                           Summary Consolidated Statements of Income


                                        For the year ended          For the year ended
                                          June 30, 2005                 June 30, 2004
                                        ------------------          ------------------

Revenues                                $     18,389,009            $     14,672,265

Earnings before income taxes                   1,134,309                     853,627
Provision for income taxes                       428,046                     317,410
---------------------------------------------------------------------------------------

Net earnings                            $        706,263            $        536,217

Basic and diluted
  earnings per share                    $            .10            $            .08


Weighted average shares
  outstanding:
    Basic                                      7,023,146                   7,009,188
    Diluted                                    7,037,921                   7,032,060

